Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Dawson Geophysical Company:
We consent to the incorporation by reference in the registration statement (Reg. No. 333-113576) on Form S-8 of Dawson Geophysical Company and the registration statement (Reg. No. 333-127268) on Form S-3 of Dawson Geophysical Company of our reports dated November 30, 2006, with respect to the balance sheets of Dawson Geophysical Company as of September 30, 2006 and 2005, and the related statements of operations, stockholders’ equity and other comprehensive income, and cash flows for each of the years in the three-year period ended September 30, 2006, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2006, and the effectiveness of internal control over financial reporting as of September 30, 2006, which reports appear in the Annual Report on Form 10-K of Dawson Geophysical Company for the fiscal year ended September 30, 2006. Our report refers to the adoption of the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” in fiscal year 2006.
KPMG LLP
Dallas, Texas
November 30, 2006